Capital One First Quarter 2018 Earnings

Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
703.720.2455	703.720.2455	703.720.3929	703.720.2352

FOR IMMEDIATE RELEASE: April 24, 2018
Capital One Reports First Quarter 2018 Net Income of $1.3 billion, or $2.62 per share
Excluding adjusting items, First Quarter 2018 Net Income of $2.65 per share(1)
McLean, Va. (April 24, 2018) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2018 of $1.3 billion, or $2.62 per diluted common share, compared with a net loss of $971 million, or $2.17 per diluted common share in the fourth quarter of 2017, and with net income of $810 million, or $1.54 per diluted common share in the first quarter of 2017. During the quarter, we recorded $19 million of restructuring charges. Excluding this adjusting item, net income for the first quarter of 2018 was $2.65 per diluted common share(1).
“In the first quarter, Capital One delivered year-over-year growth in loans, deposits, revenues and pre-provision earnings,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “We continue to build an enduringly great franchise with the scale, brand, capabilities and infrastructure to succeed as the digital revolution transforms banking.”
All comparisons below are for the first quarter of 2018 compared with the fourth quarter of 2017 unless otherwise noted.
First Quarter 2018 Income Statement Summary:

•	Total net revenue decreased 1 percent to $6.9 billion.

•	Total non-interest expense decreased 5 percent to $3.6 billion:

◦	5 percent decrease in operating expenses.

◦	10 percent decrease in marketing.

•	Pre-provision earnings increased 3 percent to $3.3 billion(2).

•	Provision for credit losses decreased 13 percent to $1.7 billion:

◦	Net charge-offs of $1.6 billion.

◦	$56 million reserve build.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

(2)	Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period.

Capital One First Quarter 2018 Earnings

•	Net interest margin of 6.93 percent, down 10 basis points.

•	Efficiency ratio of 51.72 percent.

◦	Efficiency ratio excluding adjusting items was 51.45 percent(1).
First Quarter 2018 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 10.5 percent at March 31, 2018.

•	Period-end loans held for investment in the quarter decreased $6.2 billion, or 2 percent, to $248.3 billion.

◦	Credit Card period-end loans decreased $7.2 billion, or 6 percent, to $107.6 billion.

•	Domestic Card period-end loans decreased $6.8 billion, or 6 percent, to $98.5 billion.

◦	Consumer Banking period-end loans decreased $404 million, or 1 percent, to $74.7 billion:

•	Auto period-end loans increased $820 million, or 2 percent, to $54.8 billion.

•	Home loans period-end loans decreased $1.0 billion, or 6 percent, to $16.6 billion, primarily driven by run-off of acquired portfolios.

◦	Commercial Banking period-end loans increased $1.4 billion, or 2 percent, to $66.0 billion.

•	Average loans held for investment in the quarter decreased $2.8 billion, or 1 percent, to $249.7 billion.

◦	Credit Card average loans decreased $527 million, or less than 1 percent, to $109.5 billion.

•	Domestic Card average loans decreased $637 million, or 1 percent, to $100.5 billion.

◦	Consumer Banking average loans decreased $292 million, or less than 1 percent, to $75.0 billion:

•	Auto average loans increased $597 million, or 1 percent, to $54.3 billion.

•	Home loans average loans decreased $885 million, or 5 percent, to $17.2 billion, primarily driven by run-off of acquired portfolios.

◦	Commercial Banking average loans decreased $2.0 billion, or 3 percent, to $65.2 billion.

•	Period-end total deposits increased $7.1 billion, or 3 percent, to $250.8 billion, while average deposits increased $3.7 billion, or 2 percent, to $245.3 billion.

•	Interest-bearing deposits rate paid increased 13 basis points to 0.98 percent.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

Capital One First Quarter 2018 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on April 24, 2018 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us,” then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through May 8, 2018 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2017.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $250.8 billion in deposits and $362.9 billion in total assets as of March 31, 2018. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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